Exhibit 10.12

Summary of Compensation Paid to United Bankshares Inc.’s Directors

     The Compensation Committee (the “Committee”) of United Bankshares, Inc. (the “Company”) met on January 24, 2005, to discuss compensation of the Board of Directors. Prior to the meeting, the Committee retained AON Consulting to review the compensation of the Board of Directors of the Company and to compile information regarding director compensation in peer bank holding companies. The Committee reviewed the report of AON Consulting, and based on this report, the Committee and the Board of Directors approved the following compensation to the non-management members of the Company’s Board of Directors for 2005:

•	Retainer of $500 per month regardless of meeting attendance.

•	Fee of $1,000 for each of the six (6) scheduled Board meetings attended.

•	Fee of $1,000 for each committee meeting attended or for each special meeting of the Board attended.

•	Retainer of $1,000 per quarter for the Chairman of the Compensation Committee, Governance & Nominating Committee, and the Lead Director of the Independent Directors.

•	Retainer of $1,000 per month for the Chairman of the Audit Committee.

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